EXHIBIT 11

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                      CTC COMMUNICATIONS CORP.

               (In Thousands Except Per Share Data)


                                             Year ended March 31
                                        1997         1996         1995
                                     ----------------------------------
Primary:
 Average shares outstanding            9,600        9,446        7,830
 Net effect of stock options, if
  dilutive, based on the treasury
  stock method using the average
  market price                         1,174        1,266          935
                                     ----------------------------------
Total                                 10,774       10,712        8,765
                                     ==================================
Net income                            $4,683       $4,094       $1,472
                                     ==================================
Net income per share                  $  .43       $  .38       $  .17
                                     ==================================

Fully diluted:
 Average shares outstanding            9,600        9,446        7,830
 Net effect of stock options, if
  dilutive, based on the treasury
  stock method using the year-end
  market price                         1,190        1,282        1,531
                                     ----------------------------------
Total                                 10,790       10,728        9,361
                                     ==================================
Net income                            $4,683       $4,094       $1,472
                                     ==================================
Net income per share                  $  .43       $  .38       $  .16
                                     ==================================